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As filed with the Securities and Exchange Commission on April 30, 2001

Registration No. 333-57786

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.
(Exact Name of Registrant in Its Charter)

Missouri (State or other jurisdiction of incorporation or organization)	48-1056429 (I.R.S. Employer Identification Number)

501 Kansas Avenue
Kansas City, Kansas 66105-1309
(913) 621-9500

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Copy to:
TOM W. OLOFSON
Chairman and Chief Executive Officer
501 Kansas Avenue
Kansas City, Kansas 66105-1309
(913) 621-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	RICHARD M. WRIGHT, JR. Gilmore & Bell, P.C. 2405 Grand Boulevard Suite 1100 Kansas City, Missouri 64108 (816) 221-1000

Approximate date of proposed sale to the public:
From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the follow box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

    PROSPECTUS

1,350,000 Shares
EPIQ SYSTEMS, INC.
Common Stock

    The selling shareholders listed on page 6 of this prospectus may sell up to 1,350,000 shares of our common stock. At any time, without notifying us, the selling shareholders can sell all or a portion of the common stock offered in this prospectus. The selling shareholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock may be either a price negotiated between the selling shareholder and the buyer or the prevailing market price of the common stock at the time of the sale. Our common stock is listed for quotation on the Nasdaq National Market under the symbol "EPIQ." The last reported sale price of our common stock on the Nasdaq National Market on March 23, 2001, was $16.31 per share.

    Investing in our common stock involves a certain degree of risk. You should consider carefully the risk factors referred to on page 6 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities regulator has approved of this prospectus or determined whether it is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May  , 2001

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    In this prospectus, we make statements that plan for or anticipate the future. These forward-looking statements include statements about our future business plans and strategies and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. You will find many of these statements in the following sections:

  •
  "Prospectus Summary" on page 5;

  •
  "Risk Factors" on page 6; and

  •
  "Incorporation of Certain Information by Reference" on page 6.

    Forward-looking statements may be identified by words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, provide a "safe harbor" for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, incorporated herein by reference are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. These factors include, but are not limited to, the Risk Factors contained in our annual report on Form 10-K for the year ended December 31, 2000, under "Item 1. Business—Risk Factors," which annual report is incorporated herein by reference. In addition, there may be other factors not included in the Company's Securities and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements contained herein to reflect future events or developments.

    Note that all share and per share amounts shown in this prospectus have been adjusted to reflect the 3-for-2 stock split effected as a 50% stock dividend paid by the Company on February 23, 2001.

PROSPECTUS SUMMARY

    This is a summary of our business and this offering. You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about buying our common stock.

Our Business

    We develop, market and license proprietary software solutions for workflow management, electronic banking and communications infrastructure that serve the bankruptcy management and financial services markets. We serve a national client base with specialty products developed in the latest technologies that streamline the internal business operations for our customers. EPIQ assimilates software development, network operations, value-added services and comprehensive post-installation support into an integrated environment that offers clients a high level of coordinated support.

    In the bankruptcy management market, we develop, market, license and support internally developed proprietary software products primarily to trustees under Chapter 7 and Chapter 13 of the federal bankruptcy system, as well as to other users of the federal bankruptcy system, including trustees in Chapter 11 and Chapter 12. Today, our bankruptcy management business is centered around three primary software products: TCMS (Trustee Case Management System) and DCI Ch/7 for Chapter 7 trustees and CasePower for Chapter 13 trustees. All products are compatible with current computer technologies and offer an array of bankruptcy-specific functions that are useful in the daily operations of a bankruptcy trustee's office. A marketing partnership with Bank of America provides EPIQ recurring revenue based, in part, on total bankruptcy funds on deposit. We also provide to the bank customized software, technology services and marketing and strategic consulting.

    For the financial services market, our DataXpress product line provides a cross-platform, software-based communications infrastructure that enables corporate customers to route, format and secure business critical data over the Internet and private networks, using a variety of communication protocols. DataXpress automates this communication while reducing labor and infrastructure costs to the customer. We license our financial services products to our customers, including Bank of America, Visa USA and Fiserv EFT.

    We were incorporated in the State of Missouri on July 15, 1988, when we completed a transaction whereby we acquired all of the assets of an unrelated predecessor corporation, including the name "Electronic Processing, Inc." Our shareholders approved an amendment to the our Articles of Incorporation on June 7, 2000, thereby changing the Company's name from Electronic Processing, Inc., to EPIQ Systems, Inc.

    Our principal executive office is located at 501 Kansas Avenue, Kansas City, Kansas 66105-1309. The telephone number at that address is (913) 621-9500.

The Offering

    The selling shareholders may sell their shares of common stock according to the plan of distribution described on page 6 of this prospectus. We will not receive any proceeds from the sale of these shares.

Risk Factors

    Investing in our common stock involves a certain degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-K for the year ended December 31, 2000, under "Item 1. Business—Risk Factors," which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission.

RISK FACTORS

    Investing in our common stock involves a certain degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-K for the year ended December 31, 2000, under "Item 1. Business—Risk Factors," which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission. A copy of our Form 10-K will be provided to any person receiving a copy of this prospectus upon written or oral request to us as set forth under the heading "Incorporation of Certain Information by Reference" below.

AVAILABLE INFORMATION

    We are a "reporting company" as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission, including the information listed below. You may read and copy any of the reports, proxy statements and other information that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the Securities and Exchange Commission. The address of that site is (http://www.sec.gov). Our Web site is (www.epiqsystems.com).

    This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. You may want to refer directly to the registration statement for more information about us and our common stock. You may want to review a copy of any contract or document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents, all of which have been previously filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this prospectus:

1.
The description of our common stock contained in our registration statement on Form 8-A;

2.
Our annual report on Form 10-K for the year ended December 31, 2000;

3.
Our definitive proxy statement for our 2001 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 30, 2001; and

4.
Our current report on Form 8-K, as filed with the Securities and Exchange Commission on January 11, 2001 and the current report on Form 8-K, as filed with the Securities and Exchange Commission on January 26, 2001.

    All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

    We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information). Any request should be directed to: Investor Relations, EPIQ Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105-1309, telephone (913) 621-9500.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares by the selling shareholders. All proceeds from the resale of those shares will go to the selling shareholders. See "Selling Shareholders" below and "Plan of Distribution" below.

SELLING SHAREHOLDERS

    On December 29, 2000, we issued an aggregate of 900,000 shares of our common stock in a private placement to the selling shareholders listed below, which shares of common stock are covered by this prospectus. On February 23, 2001, we issued an aggregate of 450,000 additional shares of our common stock to the selling shareholders listed below by reason of a 3-for-2 stock split effected as a 50% stock dividend, which shares are also covered by this prospectus.

    The following table sets forth certain information with respect to the ownership of common stock by the selling shareholders as of March 14, 2001, and the shares offered in this prospectus by the selling shareholders.

Selling Shareholder	Shares Currently Owned	Amount to be Offered	Shares Owned After Offering	Percentage Owned After Offering
Anvil Investment Associates, L.P.[1]	202,500	60,000	142,500	1.69%
Ashford Capital Partners, L.P.[1]	231,568	90,000	141,568	1.67%
SBL Fund, Series J1	373,500	186,000	187,500	2.22%
Security Ultra Fund[1]	151,500	114,000	37,500	*
Warburg Pincus Emerging Growth Fund	825,000	825,000	0	0
West Side Investments, Inc.	75,000	75,000	0	0

TOTAL	1,859,068	1,350,000	509,068	6.02%

*
Represents less than 1.0%.

1
Includes shares of common stock purchased in the open market.

PLAN OF DISTRIBUTION

    We have registered the 1,350,000 shares of our common stock offered in this prospectus on behalf of the selling shareholders. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling shareholders. The selling shareholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

    At any time, without notifying us, the selling shareholders can sell all or a portion of the common stock offered in this prospectus. The selling shareholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock will be either a price negotiated between the selling shareholder and the buyer or the prevailing market price of the common stock at the time of the sale. The common stock is listed for quotation on the Nasdaq National Market under the symbol "EPIQ." We will not receive any proceeds from the sale of shares by the selling shareholders.

    Under the terms of the private placements, we have agreed to indemnify the selling shareholders, and each director, officer or controlling person of each selling shareholder within the meaning of Section 15 of the Securities Act of 1933 against all losses, claims, damages, liabilities and expenses, joint or several, (or action in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in, or information incorporated by reference into, any registration statement or prospectus (or any amendment or supplement thereto) or any preliminary prospectus prepared in connection with the registration contemplated by the Securities Purchase Agreement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any failure by us to fulfill and perform any agreement, covenant or undertaking pursuant to the Securities Purchase Agreement, or (iv) any failure or breach of our representations and warranties as set forth in the Securities Purchase Agreement.

    The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

    The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of shares may be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

    Under the rules of the Securities and Exchange Commission, any person engaged in the distribution of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We have notified the selling shareholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including Regulation M promulgated under the Securities Exchange Act of 1934.

    We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares. We have advised the selling shareholders of the requirement for delivery of this prospectus in connection with any sale of the common stock.

LEGAL COUNSEL

    The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our securities counsel.

EXPERTS

    The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Baird, Kurtz & Dobson, who were our independent auditors for the years ended December 31, 1999 and 1998, audited our balance sheet as of December 31, 1999 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on Baird, Kurtz & Dobson's report, given on their authority as experts in accounting and auditing.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 30th day of April, 2001.

EPIQ SYSTEMS, INC.
By:	/s/ TOM W. OLOFSON Tom W. Olofson Chairman and Chief Executive Officer

    In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name and Title	Date
/s/ TOM W. OLOFSON Tom W. Olofson	Tom W. Olofson Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2001
* Christopher E. Olofson	Christopher E. Olofson President, Chief Operating Officer and Director	April 30, 2001
/s/ JANICE E. KATTERHENRY Janice E. Katterhenry	Janice E. Katterhenry Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	April 30, 2001
/s/ MICHAEL A. RIDER Michael A. Rider	Michael A. Rider Controller (Principal Accounting Officer)	April 30, 2001
* Robert C. Levy	Robert C. Levy Director	April 30, 2001
* W. Bryan Satterlee	W. Bryan Satterlee Director	April 30, 2001
* Edward M. Connolly, Jr.	Edward M. Connolly, Jr. Director	April 30, 2001
*By:	/s/ TOM W. OLOFSON
Tom W. Olofson Attorney-in-Fact

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PROSPECTUS SUMMARY
Our Business
The Offering
Risk Factors
RISK FACTORS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL COUNSEL
EXPERTS
SIGNATURES